Exhibit 10.1

TERMINATION OF SUBLEASE AGREEMENT

THIS TERMINATION OF SUBLEASE AGREEMENT (this “Agreement”) is made as of the 5th day of June, 2024, by and between AMAG PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”) and ALLOVIR, INC., a Delaware corporation (“Subtenant”).

W I T N E S S E T H:

Reference is hereby made to the following facts which constitute the background to this Agreement:

A.   Tenant is the tenant under that certain Lease dated June 10, 2013 with BP Bay Colony LLC, a Delaware limited liability company (“Landlord”), as amended by (i) that certain First Amendment to Lease dated as of March 24, 2015, (ii) that certain Second Amendment to Lease dated as of December 4, 2015, (iii) that certain Third Amendment to Lease dated as of December 7, 2015, (iv) that certain Fourth Amendment to Lease dated as of January 1, 2018, (v) that certain Fifth Amendment to Lease dated as of June 29, 2018, (vii) that certain Sixth Amendment to Lease dated as of April 5, 2019 and (viii) that certain Seventh Amendment to Lease dated as of December 20, 2019 (collectively, the “Master Lease”), under which Tenant leased from Landlord that certain office space consisting of 69,191 square feet of rentable floor area, in the aggregate (collectively, the “Premises”), in the building known as 1100 Winter Street, Waltham, Massachusetts (the “Building”); and

B.   Tenant and Subtenant, entered into that certain Sublease dated as of September 8, 2021 (the “Sublease”) whereby Subtenant leased a portion of the Premises containing approximately 59,305 rentable square feet on the second (2nd) and third (3rd) floors (the “Sublease Premises”) of the Building, as more particularly described in the Sublease. All capitalized words and phrases not otherwise defined herein shall have the meanings ascribed to them in the Sublease.

C.   The Term of the Sublease is scheduled to expire on July 31, 2028 (the “Expiration Date”) and the parties desire to terminate the Term of the Sublease prior to the Expiration Date on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt, sufficiency and delivery of which are hereby acknowledged, Tenant and Subtenant hereby agree as follows:

1.   Termination of Lease. Effective as of 5:00 p.m. on June 30, 2024 (the “Effective Termination Date”), the Sublease shall terminate and expire with the same force and effect as if such Effective Termination Date had originally been specified in the Sublease as the Expiration Date. Prior to the Effective Termination Date, both Tenant and Subtenant shall perform all of their respective obligations thereunder, including, without limitation, the obligations of Subtenant with respect to the payment of Rent and other charges payable under the Sublease. Effective as of the Effective Termination Date, Tenant shall be released and discharged from any and all liabilities and obligations of Tenant thereafter arising or accruing under the Sublease.

2.   Surrender of Premises. On or before the Effective Termination Date, except as expressly set forth in Section 3 below, Subtenant shall remove all equipment, fixtures, merchandise and other personal property installed or provided by Subtenant from the Sublease Premises (the “Subtenant’s Property”). In the event such removal shall injure or damage the Building or any other part of the Sublease Premises, Subtenant shall promptly repair all such damage at its own expense. Without limiting the foregoing, Tenant agrees that Subtenant shall have no obligation to perform any other restoration obligations under Section 12 of the Sublease or remove any alterations from the Subleased Premises, but Subtenant shall leave the Premises in broom-clean condition.

3.   FF&E. Notwithstanding anything to the contrary contained herein or in the Sublease, the parties hereby acknowledge and agree that the furniture, fixtures and equipment (the “FF&E”) currently existing in the Sublease Premises shall remain in the Sublease Premises on the Effective Termination Date and thereafter shall be the property of Landlord. Landlord shall provide to Tenant, and the parties shall finalize, an inventory of such FF&E within ten (10) business days after this Agreement is fully-executed by both parties. The parties acknowledge that, in accordance with Section 12 of the Sublease, Subtenant shall be entitled to remove certain furniture, including certain Subtenant-branded fabric wall and furniture panels and a cube wall, without any obligation to restore or store the same.

4.   Obligations of Subtenant under the Sublease. Provided that (a) Subtenant quits, yields up and surrenders to Tenant the Sublease Premises and removes all of Subtenant’s Property from the Sublease Premises by the Effective Termination Date, in accordance with the provisions of Section 2 of this Agreement, and (b) Subtenant timely pays the Termination Fee (as hereinafter defined) to Tenant in accordance with the provisions of Section 5 of this Agreement, then Subtenant shall be released (collectively, the “Release”) from any and all of its obligations and liabilities under the Sublease which arise or accrue from and after the Effective Termination Date. Rent and all other charges payable by Subtenant under the Sublease, shall be adjusted and apportioned as of the Effective Termination Date. Nothing contained herein shall constitute a waiver or release of, or derogate, limit or detract from either (i) Subtenant’s liabilities and obligations under the Sublease which arise or accrue prior to the Effective Termination Date, including, without limitation, the obligation to pay Rent and other charges payable under the Sublease for the period prior to the Effective Termination Date, or (ii) the obligations and liabilities of Subtenant under the Sublease which expressly survive the expiration or termination of the Sublease, all of which obligations shall be continuing and expressly shall survive the termination of the Sublease pursuant to this Agreement including, without limitation, indemnifications with respect to claims, liabilities, and obligations which accrue prior to the Effective Termination Date (whether or not such claims, liabilities or obligations are asserted or claimed prior to the Effective Termination Date) which expressly survive the expiration or termination of the Sublease. All such indemnifications shall survive the termination of the Sublease and shall continue in full force and effect in accordance with the terms of the Sublease.

5.   Termination Fee.

A.  Subtenant shall, by not later than one (1) business day after the date that Subtenant executes and delivers this Agreement to Tenant, pay to Tenant, by wire transfer of immediately available funds, a termination fee (“Termination Fee”) in the amount of Five Million Seven Hundred Thousand and 00/100 Dollars ($5,700,000.00). In the event that Subtenant fails timely to pay the Termination Fee, as aforesaid, Tenant shall have the right, without limiting any other remedies which Tenant may have, to render this Agreement void and of no further force or effect, upon written notice to Subtenant, in addition to Tenant’s remedies pursuant to Section 5(C) below. Such notice, to be effective, shall be provided to Subtenant within five (5) business days after the date that Subtenant executes and delivers this Agreement to Tenant.

B.  The Release provided in Section 4 of this Agreement shall be void ab initio and will be of no force or effect if the Termination Fee or any part is ever invalidated, voided, avoided, rescinded, determined to be fraudulent or preferential, set aside, or required to be repaid or retransferred by operation of law, or by order of any state or federal court of competent jurisdiction (including, without limitation, a United States Bankruptcy Court or a trustee in bankruptcy or other party in interest in any bankruptcy proceeding) in connection with an action or proceeding, initiated or commenced in favor of, against, on behalf of, or in concert with, directly or indirectly, Subtenant, or any person claiming by or through Subtenant, or any of their respective agents, employees, representatives, officers, directors, shareholders, subsidiaries, affiliates, heirs, legal representatives, successors or assigns.

C.  Without limitation, if the Termination Fee or any other payments made by Subtenant to Tenant pursuant hereto or contemplated hereby, become invalidated, voided, avoided, rescinded, declared to be fraudulent or preferential, set aside, or required to be repaid or retransferred to any person or entity, then the liability or indebtedness (or part thereof) which had been deemed paid, reduced, credited, discharged, waived, or satisfied by Tenant shall be reinstated as of the date such initial payment, reduction, discharge, waiver, or satisfaction occurred; any partial invalidation, voidness, rescission, declaration, retransfer, or repayment shall result in partial reinstatement to the extent necessary to provide Tenant with the benefits originally intended to be provided to it under this Agreement.

6.   Security Deposit. The parties hereby acknowledge that Tenant is currently holding a Security Deposit in the amount of Two Hundred Ninety-Seven Thousand Seven Hundred Seventeen and 00/100 Dollars ($297,717.00) pursuant to Section 5 of the Sublease. Section 5 of the Sublease shall govern the return, by Tenant to Subtenant, of the Security Deposit then being held by Tenant.

7.   Operating Expenses and Tax Expenses. Tenant and Subtenant acknowledge that Subtenant’s payments on account of Subtenant’s share of increases in Landlord Operating Expenses and Landlord’s Tax Expenses for calendar year 2024 and fiscal year 2024 have been based upon estimated amounts. The parties agree that the adjustment provisions of Section 4(c) of the Sublease shall not apply to calendar year 2024 and fiscal year 2024, and upon the determination of the actual amount of Subtenant’s share of increases in Landlord Operating Expenses and Landlord’s Tax Expenses for calendar year 2024 and fiscal year 2024, Subtenant shall not be responsible to pay any underpayment to Tenant and Tenant shall not be required to refund any overpayment to Subtenant.

8.   Release. Except for Tenant’s obligations under this Agreement and Tenant’s obligations under the Sublease from the date of this Agreement through the Effective Termination Date, Subtenant, on behalf of itself and its partners, limited partners, officers, directors, shareholders, agents, attorneys, employees, subsidiaries, parents, affiliates, successors and/or assigns (collectively, the “Subtenant Related Parties”), hereby remises, releases and forever discharges Tenant and its respective general and limited partners, managers, members, officers, directors, shareholders, agents, attorneys, affiliates, parents, subsidiaries, trustees, beneficiaries, successors and/or assigns (the “Tenant Related Parties”) of and from any and all covenants, contracts, omissions, claims, causes of action, liabilities and damages of every nature whatsoever, whether known or unknown, disclosed or undisclosed, or in law or in equity, that the Subtenant Related Parties may have, or may hereafter have, or in the future may have based upon any action or inaction from the beginning of the world through and including the date of this Agreement against the Tenant Related Parties arising out of, related to or concerning the Sublease and/or Subtenant’s occupancy of the Sublease Premises and/or all matters arising out of or resulting therefrom. Except for Subtenant’s obligations under this Agreement (including payment of the Termination Fee) and Subtenant’s obligations under the Sublease from the date of this Agreement through the Termination Date, Tenant, on behalf of itself and its partners, limited partners, officers, directors, shareholders, agents, attorneys, employees, subsidiaries, parents, affiliates, successors and/or assigns (collectively, the “Tenant Related Parties”), hereby remises, releases and forever discharges Subtenant and its respective general and limited partners, managers, members, officers, directors, shareholders, agents, attorneys, affiliates, parents, subsidiaries, trustees, beneficiaries, successors and/or assigns (the “Subtenant Related Parties”) of and from any and all covenants, contracts, omissions, claims, causes of action, liabilities and damages of every nature whatsoever, whether known or unknown, disclosed or undisclosed, or in law or in equity, that the Tenant Related Parties may have, or may hereafter have, or in the future may have based upon any action or inaction from the beginning of the world through and including the date of this Agreement against the Subtenant Related Parties arising out of, related to or concerning the Sublease and/or Subtenant’s occupancy of the Sublease Premises and/or all matters arising out of or resulting therefrom.

9.   Event of Default by Subtenant. The occurrence of any of the following shall be an “Event of Default” under this Agreement: (i) if Subtenant fails to pay the Termination Fee when due in accordance with the provisions of Section 5 of this Agreement; (ii) if Subtenant fails to quit and surrender the Sublease Premises by the Effective Termination Date in accordance with the provisions of Section 2 of this Agreement; (iii) an event of default occurs under the Sublease after the date of this Agreement, or (iv) if Subtenant otherwise breaches any of its obligations under this Agreement and such breach is not cured within five (5) days after receipt of notice thereof from Tenant. Upon the occurrence of an Event of Default, Tenant may elect (a) to revoke the Release granted to Subtenant in Section 3 of this Agreement; and/or (b) to treat Subtenant as a tenant-at-sufferance and for each day between the date of such Event of Default and the later of (x) the day on which Subtenant actually yields-up and surrenders the Sublease Premises, or (y) the day on which Subtenant pays the Termination Fee to Tenant, and Subtenant shall pay the holdover charges and all other charges in accordance with Section 9.17 of the Master Lease (as incorporated into the Sublease), and all other charges payable under the Sublease; and/or (c) to exercise all other rights and remedies available to Tenant at law or in equity or under the Sublease. Tenant hereby represents and warrants to Subtenant that, as of the date hereof, to the actual knowledge of Tenant, there is no default of Subtenant under the Sublease.

10.   Legal Fees and Expenses. If Subtenant fails to perform any of its obligations under this Agreement or any of the terms of the Sublease incorporated herein, then Subtenant shall reimburse Tenant for all reasonable costs and expenses that Tenant may incur in connection with the enforcement of the rights and remedies of Tenant, including, but not necessarily limited to, Tenant’s reasonable attorney’s fees and costs.

11.   Complete Agreement. This Agreement contains the complete and entire agreement of the parties hereto, there are no other agreements, representations or understanding, implied or express, oral or written, regarding same that are not embodied therein, and this Agreement shall not be amended or modified in any way except by a written amendment signed by both Tenant and Subtenant. Subtenant hereby acknowledges and confirms that it has not relied upon any promises or representations made by any representative of Tenant which are not expressly set forth in this Agreement.

12.   Successors and Assignees. This Agreement shall be binding upon, and inure to the benefit of, the respective heirs, successors and assigns of Tenant and Subtenant. Without limitation, in no event will this Agreement, or the rights and claims of Subtenant hereunder, be assigned or transferred by Subtenant.

13.   Severability. In the event any provision of this Agreement shall be found to be invalid, that provision shall be severed and the remaining provisions shall remain in full force and effect.

14.   Time is of the Essence. Tenant and Subtenant acknowledge and agree that time is of the essence with respect to all of the terms and conditions of this Agreement.

15.   Governing Law. This Agreement shall be governed in all respects by the laws of the Commonwealth of Massachusetts without regard to choice of law principles. Any action to enforce the terms of this Agreement shall be brought exclusively in the state courts of the Commonwealth of Massachusetts.

16.   Confidentiality. Subtenant will keep the terms and conditions of this Agreement strictly confidential and will not disclose any of said terms and conditions with any third-parties, without the prior consent of the Tenant in each instance, except that Subtenant may disclose such terms and conditions as necessary to its partners, managers, officers, employees, agents, contractors, lenders, brokers and consultants, or is as otherwise required by law.

17.   Broker. Tenant and Subtenant each represents that it has not dealt with any broker in connection with this Agreement, other than JLL (“Broker”). Tenant and Subtenant each agrees to indemnify and save the other party harmless from and against any and all claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys’ fees, for brokerage commissions resulting from or arising out of its actions in connection with this Agreement, including the payment of any commission or any other fee or charge due to any broker, other than Broker.

18.   Consent. This Agreement is expressly conditioned upon Landlord’s written consent to this Agreement. Tenant shall provide Subtenant with a copy of Landlord’s written consent upon receipt.

19.   Authority. Each party represents and warrants to the other that: (a) all necessary respective corporate, trust and partnership actions on the part of each party to be taken in connection with the execution, delivery and performance of this Agreement have been duly and effectively taken; and (b) the execution, delivery and performance by each party of this Agreement does not constitute a violation or breach of such party’s respective charter documents, partnership documents, operating agreement or any other agreement or law by which such party is bound.

20.   Miscellaneous. The submission of drafts of this document for examination and negotiation does not constitute either an offer or the acceptance of an offer, and this Agreement shall not be binding upon the Tenant unless and until Tenant shall have executed and delivered a fully executed copy of this Agreement to Subtenant. This Agreement may be executed in any number of counterparts, each of which shall be considered to be an original and all of which, when taken together, shall constitute one document. This Agreement may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, in addition to electronically produced signatures, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature. Each party acknowledges and represents that it has obtained, or has had the opportunity to obtain, the advice of an attorney prior to signing this Agreement. Each party further represents that this Agreement is being executed voluntarily with full knowledge of its legal significance and with the express intention of the extinguishment of the rights and claims of the parties under the Sublease, in accordance with and subject to the terms and provisions hereof. Tenant and Subtenant acknowledge and agree that the benefits received by Subtenant under this Agreement are significant and granted by Tenant in exchange for the various rights and benefits granted to Subtenant hereunder. Subtenant acknowledges that it has received full, fair and adequate consideration and reasonably equivalent value in return for its undertakings pursuant to this Agreement.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SUBTENANT:

ALLOVIR, INC.,
a Delaware corporation

By:	/s/ Vikas Sinha
Name: Vikas Sinha
Its: Chief Financial Officer

TENANT:

AMAG PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Ozgur Kilic
Name: Ozgur Kilic
Its: Chief Financial Officer

[signatures continue on following page]

LANDLORD’S CONSENT

Landlord hereby consents to the termination of the Sublease in accordance with the foregoing Agreement.

LANDLORD:

BP BAY COLONY LLC,
a Delaware limited liability company

By:	BP BAY COLONY HOLDINGS, LLC,
a Delaware limited liability company,
its sole member

By:	BOSTON PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership,
its member

By:	BOSTON PROPERTIES, INC.,
a Delaware corporation,
its general manager

By:
Name:
Title:

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